Filed pursuant to Rule 433
Dated February 6, 2009
Relating to
Registration Statement No. 333-156423

Floating Rate Notes Due 2012

Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program

Issuer:	Morgan Stanley
Principal Amount:	$3,000,000,000
Maturity Date:	February 10, 2012
Trade Date:	February 6, 2009
Original Issue Date (Settlement):	February 11, 2009
Interest Accrual Date:	February 11, 2009
Issue Price (Price to Public):	100%
Underwriting Discounts and Commissions:	0.30%
All-in Price:	99.70%
Proceeds to Issuer:	$2,991,000,000
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 0.28%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 10, May 10, August 10 and November 10, commencing May 10, 2009
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 0.28%
Initial Interest Reset Date:	May 10, 2009
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Payment of Additional Amounts:	Yes
Tax Redemption:	Yes
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61757U AL4
ISIN:	US61757UAL44
Ratings of Notes:	On the basis of the FDIC Guarantee, the notes will be rated Aaa by Moody’s, AAA by Standard & Poor’s and AAA by Fitch
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A(high) (DBRS) (Negative/Negative/Stable/Downgrade Review/Negative)

Underwriters:	Morgan Stanley & Co. Incorporated and such other underwriters as shall be named in the final Prospectus Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
FDIC Temporary Liquidity Guarantee Program:	The notes will have the benefit of the Federal Deposit Insurance Corporation’s guarantee under the FDIC’s Temporary Liquidity Guarantee Program.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008

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